EXHIBIT 23.2

CONSENT OF PETROLEUM ENGINEERS

We consent to incorporation by reference in the (a) Registration Statement No. 333-192002 on Form S-8 of PEDEVCO Corp. (the “Company”), and (b) Registration Statement No. 333-191869 on Form S-3 of the Company, of our report dated May 17, 2014 relating to the proved oil and natural gas reserve estimates and future net revenue of certain assets acquired by the Company from Continental Resources, Inc. as of December 31, 2011, December 31, 2012 and December 31, 2013, as described in the Current Report on Form 8-K/A dated May 21, 2014.

South Texas Reservoir Alliance LLC
State of Texas Registration No. F-13460

By: /s/ Sean Fitzgerald
Name: Sean Fitzgerald
Title: Manager, South Texas
Reservoir Alliance LLC

South Texas Reservoir Alliance LLC
1416 Campbell Rd., Bldg. B, Ste. 204
Houston, TX 77055

May 21, 2014